Exhibit 99.1

	Contact:	Joseph F. Abely, President (781) 251-4119
\FOR IMMEDIATE RELEASE\
John Swanson Swanson Communications, Inc. (516) 671-8582

LOJACK CORPORATION REPORTS NET INCOME RISE OF 34% FOR THIRD QUARTER OVER LAST YEAR

        Westwood, MA. November 3 — LoJack Corporation (NASDAQ NMS: “LOJN”) reported today that revenue for the third quarter ended September 30, 2004 increased by 13% to $38,019,000, compared to $33,752,000 for the same period a year ago. Net income increased by 34% to $3,334,000, or $0.21 per diluted share, compared to net income of $2,486,000, or $0.17 per diluted share, for the third quarter a year ago.

        In the third quarter net income included a pre-tax gain of $728,000, or $0.03 per diluted share, resulting from a foreign exchange contract entered into to hedge the company’s Canadian dollar commitment to acquire Boomerang Tracking Inc. The net income growth was partially offset by incremental expenses relating to compliance requirements under the Sarbanes-Oxley Act of 2002 and other accounting and tax planning activities.

        Revenues for the nine months ended September 30, 2004 increased by 14% to $106,104,000, compared to revenues of $92,806,000 for the same period a year ago. Net income increased by 41% to $7,292,000, or $0.46 per diluted share, for the first nine months of 2004, compared to $5,157,000, or $0.35 per diluted share, for the first nine months of 2003.

        Domestic revenues for the third quarter increased by 10% to $30,173,000, compared to $27,440,000 for the same period a year ago. International revenues for the third quarter increased by 24% to $7,846,000, compared to $6,312,000 for the same period a year ago, reflecting strong product sales to licensees in South Africa, Brazil, Columbia, and France. For the first nine months of 2004, domestic revenues of $84,910,000 exceeded the prior year by $8,841,000, or 12%, while international revenues of $21,194,000 exceeded the prior year by $4,457,000, or 27%.

        Consolidated gross margin for the third quarter was 53%, compared to 53% for the same period a year ago. Domestic gross margin for the third quarter was 56%, compared to 53% for the same period a year ago, primarily reflecting the results of the company’s alternative installation program that helped drive a 10% increase in revenue with only a 4% increase in total installation expense. International gross margin for the third quarter was 42%, compared to 51% for the same period a year ago primarily due to lower license fee revenue, pricing incentives, and sales to certain licensees with lower margins due to volume discounts. Consolidated gross margin for the nine months of 2004 was 52%, compared to 52% for the same period in 2003. Domestic gross margin for the first nine months of 2004 was 55%, compared to 52% for the same period a year ago, while international gross margin was 44%, compared to 48% for the same period a year ago.

        Operating income for the third quarter increased 16% to $4,701,000, from $4,063,000 for the same period a year ago. For the first nine months of 2004 operating income increased 32% to $11,123,000, compared to $8,434,000 for the same period a year ago. The growth in operating income for both periods reflects increased revenues, partially offset by increased operating expenses, including incremental expenses in the third quarter relating to regulatory requirements under the Sarbanes-Oxley

Act of 2002 and other third quarter incremental accounting and tax planning expenses, product development expense related primarily to the design of the next generation LoJack Unit, and other general and administrative expenses associated with the company’s strategic plan for growth and expansion to new international markets.

        The company’s cash balance at the end of the third quarter of 2004 was $13,125,000, up from $4,746,000 as of December 31, 2003. Cash flow from operating activities in the first nine months of 2004 included net income of $7,292,000 and a net increase in deferred revenue of $4,856,000. The company records additions to deferred revenue for its Early Warning product, international license fees, and certain warranty products. The company receives full payment for these products at the time of the transaction, but recognition of the related revenue is spread over the expected life of the product or the term of the agreement. These increases in operating cash flow were partially offset by a net increase in working capital and other operating accounts of $5,563,000.

        In announcing the results, Ronald J. Rossi, chairman, said, “We are pleased that our strategic initiatives implemented over the past several years have resulted in consistent growth in both revenues and profits, and increased cash flow. Revenues and earnings per share have consistently exceeded the same quarter a year earlier since the fourth quarter of 2002. Our investments in product development, new relationships with distributor and installation partners, and strong partnerships with our international licensees are contributing to our increase in profitability.

        “For the third quarter our net income grew by 34%, compared to the same period a year ago, and our diluted earnings per share grew by 24% even though weighted average diluted common shares outstanding increased by 1,133,518 shares, or 8%. For the first nine months of 2004 our net income grew by 41%, compared to the same period a year ago, and our diluted earnings per share grew by 31% even though weighted average diluted common shares outstanding increased by 947,686 shares, or 6%. The increase in weighted average diluted common shares outstanding reflects new shares issued under our employee stock purchase plan, the exercise of existing stock options, and increased stock options that have been included in the dilution calculation because the stock options’ exercise prices were less than the average market price of the common stock.

        “Our third quarter domestic unit volumes grew by 15% compared to the same period a year ago while new car sales remained at the same level as the prior year. In the third quarter we reached a new milestone installing over 100,000 domestic units in the quarter. In addition, our domestic revenue grew by 10% in the third quarter while our domestic gross margin increased by 16%. The continued growth in our domestic unit sales, revenue and gross margin reflects the transition from a fixed installation expense base at the end of 2002 to a higher proportion of variable installation expenses during the third quarter of 2004. While installed domestic units increased by 17% in the first nine months of 2004 compared to the same period a year ago, our total installation expense has grown by only 4%, resulting in average direct installation labor cost per unit decreasing by 11%.

        “Internationally, our third quarter unit volumes grew by 40% compared to the same period a year ago, led by our licensees in South Africa, France, Columbia, Ecuador and Puerto Rico. Our international business provided approximately 20% of total company revenues for the first nine months of 2004, and continues to represent a large opportunity for future growth through existing and potential new markets where we are not currently operating. We completed the acquisition of Boomerang Tracking Inc. on October 29, 2004. With this acquisition, we will add to our organization a trusted, profitable company with an established brand that complements our core business. LoJack has the opportunity to expand its operations and gain access to the Canadian market, including the provinces of Quebec, Ontario and British Columbia, where Boomerang Tracking is the leader in stolen vehicle recovery. Additionally, the acquisition presents opportunities for future introductions of products that use both LoJack and Boomerang technologies.”

About LoJack

        LoJack Corporation, the premier worldwide marketer of wireless security and location products and services, is the leader in global stolen vehicle recovery. Its stolen vehicle recovery system, the only system delivering a better than 90% success rate, is uniquely integrated into law enforcement agencies in the United States that use LoJack’s in-vehicle tracking equipment to recover stolen vehicles. LoJack operates in 22 states and the District of Columbia, representing areas of the country with the greatest population density, and highest number of new vehicle sales and incidence of vehicle theft. In addition, LoJack technology is utilized by law enforcement and security organizations in more than 25 countries throughout Europe, Africa and Latin America. Boomerang Tracking, Inc., the dominant marketer of stolen vehicle recovery technology in Canada operates as a wholly owned subsidiary of LoJack Corporation.

        To access the webcast of the company’s conference call to be held at 9:00 AM EST, Wednesday, November 3, 2004, log onto: http://phx.corporate-ir.net/playerlink.zhtml?c=78604&s=wm&e=961826. An archive of the webcast will be available through www.lojack.com (click “About LoJack Corporation”, click “Investor Relations”, click “Earnings Conference Call Webcast”) until superseded by the next quarter’s earnings release and related webcast.

        From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risk and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; the extent of the company’s use of third party installers and distributors; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2003.

        The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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LoJack Corporation
Condensed Income Statement Data (Unaudited)
(Dollars in thousands except share and per share amounts)

	Three Months Ended September 30,

	2004	2003

Revenues	$ 38,019	$ 33,752
Gross margin	20,208	17,844
Product development	1,314	730
Sales & marketing	9,084	9,053
General and administrative	4,302	3,437
Depreciation and amortization	807	561
Operating income	4,701	4,063
Other income (including fx gain in 2004)	774	12
Pre-tax income	5,475	4,075
Net income	3,334	2,486

Diluted earnings per share	$ 0.21	$ 0.17
Weighted average diluted common
shares outstanding	16,192,226	15,058,708

	Nine Months Ended September 30,

	2004	2003

Revenues	$ 106,104	$ 92,806
Gross margin	55,554	47,803
Product development	4,132	2,295
Sales & marketing	25,217	24,634
General and administrative	13,029	10,752
Depreciation and amortization	2,053	1,688
Operating income	11,123	8,434
Other income (including fx gain in 2004)	831	20
Pre-tax income	11,954	8,454
Net income	7,292	5,157

Diluted earnings per share	$ 0.46	$ 0.35
Weighted average diluted common
shares outstanding	15,810,666	14,862,980

LoJack Corporation
Condensed Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30, 2004	December 31, 2003

Assets
Current assets:
Cash	$13,125	$ 4,746
Accounts receivable, net	30,559	23,216
Inventories	10,452	10,038
Deferred taxes and other assets	6,347	4,325
Total current assets	60,483	42,325

Property and equipment, net	13,300	14,482
Deferred taxes and other assets	8,803	7,767
Total assets	$82,586	$64,574

Liabilities and stockholders' equity

Current liabilities:
Current portion of capital leases	$ 332	$ 875
Accounts payable	9,094	8,999
Accrued and other liabilities	4,404	2,492
Deferred revenue	6,272	4,856
Accrued compensation	3,851	3,531
Total current liabilities	23,953	20,753

Accrued compensation and other long term liabilities	111	272

Deferred revenue	17,631	14,187

Capital lease obligations	--	174
Total liabilities	41,695	35,386

Stockholders' equity	40,891	29,188
Total liabilities and Stockholders' equity	$82,586	$64,574

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About LoJack Corporation”, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.